EXHIBIT 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of August 12, 2010 (the “Agreement”) by and among TOP FLIGHT GAMEBIRDS, INC., a Delaware corporation (“Top Flight”), Global Pharma Enterprise Group Limited (“Global Pharma”) and Mei Li Tsai (“Tsai”), the sole shareholder of all the shares of common stock of Global Pharma.

WHEREAS, Tsai owns 100% of the issued and outstanding shares of common stock, par value $1 per share, of Global Pharma (the "GP Shares");

WHEREAS, Tsai believes it is in her best interest to exchange the GP Shares for certain restricted shares of common stock of Top Flight and Top Flight believes it is in its best interests to acquire the GP Shares in exchange for its shares of common stock, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it the intention of the parties that: (i) Top Flight shall acquire 100% of the GP Shares in exchange solely for the restricted shares of Top Flight; (ii) said exchange of  shares of Top Flight for GP Shares shall not qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (iii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES FOR COMMON STOCK

Section 1.1           Agreement to Exchange GP Shares for TF Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Tsai shall sell, assign, transfer, convey and deliver the GP Shares (representing 50,000 GP Shares, par value $1 per share or 100% of the issued and outstanding GP Shares) to Top Flight, and Top Flight shall accept the GP Shares from Tsai in exchange for the issuance to Tsai 1,800,000 restricted shares of common stock of Top Flight (the “TF Shares”).

Section 1.2            Capitalization. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Top Flight shall have authorized 100,000,000 shares of common stock, par value $.001 per share, of which 26,000,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid.

Section 1.3            Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.D.T. on the date of this Agreement and upon the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, NY 10006. At the Closing, Tsai shall deliver to Top Flight the stock certificate(s) representing 100% of the GP Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration and exchange for the GP Shares, Top Flight shall issue and exchange with Tsai the TF Shares.

Section 1.4            Tax Treatment. The exchange described herein is not intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TOP FLIGHT

Top Flight hereby represents, warrants and agrees as follows:

Section 2.1            Corporate Organization

a.            Top  Flight is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by Top Flight or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of  Top Flight (a "Top Flight Material Adverse Effect");

b.            Copies of the Articles of Incorporation and By-laws of Top Flight, with all amendments thereto to the date hereof, have been furnished by Top Flight to Tsai, and such copies are accurate and complete as of the date hereof. The minute books of Top Flight are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of Top Flight from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of Top Flight.

Section 2.2            Capitalization of Top Flight. The authorized capital stock of  Top Flight consists of (a) 100,000,000 shares of common stock, par value $.001 per share, of which 26,000,000  shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid. As of the date of this Agreement there are and as of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Top Flight.

Section 2.3            Subsidiaries and Equity Investments. Top Flight has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.4            Authorization and Validity of Agreements. Top Flight has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Top Flight and the consummation by Top Flight of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Top Flight, and no other corporate proceedings on the part of Top Flight are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5            No Conflict or Violation. The execution, delivery and performance of this Agreement by Top Flight does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Top Flight is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Top Flight, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Top Flight is bound.

Section 2.6            Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by Top Flight or the performance by Top Flight of its obligations hereunder.

Section 2.7            Absence of Certain Changes or Events. Since its inception:

a.             Top Flight has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of Top Flight. As of the date of this Agreement, Top Flight does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Top Flight;

b.             there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of Top Flight or any redemption, purchase or other acquisition of any capital stock of  Top Flight or any other of Top Flight’s securities; and

c.             there has not been an increase in the compensation payable or to become payable to any director or officer of Top Flight.

Section 2.8            Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Top Flight in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9            Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Top Flight at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GLOBAL PHARM AND TSAI

Global Pharam and Tsai, jointly and severally, represent, warrant and agree as follows:

Section 3.1            Corporate Organization.

a.            Global Pharma is a newly-formed corporation. It is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by Global Pharma or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of  Global Pharma (a "GP Material Adverse Effect").

b.            Copies of the Certificate of Incorporation and By-laws of Global Pharma, with all amendments thereto to the date hereof, have been furnished to Top Flight, and such copies are accurate and complete as of the date hereof. The minute books of Global Pharma are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of Global Pharma, and committees of the Board of Directors of Global Pharma from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, shareholders and committees of the Board of Directors of Global Pharma.

Section 3.2            Capitalization of Global Pharma; Title to the GPShares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Global Pharm shall have authorized Fifty Thousand (50,000) GP Shares, of which 50,000 GP Shares will be issued and outstanding. The GP Shares are the sole outstanding shares of capital stock of Global Pharma, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Global Pharma.

Section 3.3            Subsidiaries and Equity Investments; Assets. As of the date hereof and on the Closing Date, except for Bionminal BioPharma, Inc. and Wisdom Fortune Medicine Holding Group Limited, two wholly-owned Hong Kong-incorporated companies, and Anhui Xuelingxian Pharmaceutical Co., Ltd., Tonghua Tongdetang Pharmaceutical and Medicinal Materials Co., Ltd., and Shandong Global Pharm Co., Ltd., three PRC-incorporated companies, Global Pharm does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and Global Pharma does not and will not have any assets or liabilities.

Section 3.4            Authorization and Validity of Agreements. Global Pharma has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Global Pharma and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Global Pharma are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Tsai has approved this Agreement on behalf of Global Pharma and no other stockholder approvals are required to consummate the transactions contemplated hereby.

Section 3.5            No Conflict or Violation. The execution, delivery and performance of this Agreement by Global Pharma and Tsai do not and will not violate or conflict with any provision of the constituent documents of Global Pharma, and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Global Pharma or Tsai is a party or by which it/her is bound or to which any of its/her respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Global Pharma or Tsai, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Global Pharma or Tsai is bound.

Section 3.6            Investment Representations. (a) The TF Shares will be acquired hereunder solely for the account of Tsai, for investment, and not with a view to the resale or distribution thereof. Tsai understands and is able to bear any economic risks associated with her investment in the TF Shares. Tsai has had full access to all the information  Tsai considers necessary or appropriate to make an informed investment decision with respect to the TF Shares to be acquired under this Agreement. Tsai further has had an opportunity to ask questions and receive answers from Top Flight’s directors regarding Top Flight and to obtain additional information (to the extent Top Flight’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Tsai or to which Tsai had access. Tsai (as such term is hereinafter defined) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act).

(b) No offer to enter into this Agreement has been made by Top Flight to Tsai in the United States. At the times of the offer and execution of this Agreement, Tsai was domiciled and resided outside the United States. Tsai, nor any affiliate of Tsai, nor any person acting on behalf of Tsai or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the TF Shares, including, but not limited to, effecting any sale or short sale of securities through Tsai or any affiliate of  Tsai prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of Tsai, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the TF Shares are being acquired for investment purposes by Tsai. Tsai agrees that all offers and sales of the TF Shares from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither Tsai nor the representatives of  Tsai have conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and Tsai will not engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.7           Brokers’ Fees.  Neither Global Pharma nor Tsai has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8           Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of Global Pharma or Tsai in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.8           Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Global Pharma and Tsai at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1           Certain Changes and Conduct of Business.

a.            From and after the date of this Agreement and until the Closing Date, Top Flight shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of Top Flight, and without the prior written consent of Global Pharma will not, except as required or permitted pursuant to the terms hereof:

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.
make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.	A.
incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	issue any securities convertible or exchangeable for debt or equity securities of Top Flight;

iv.
make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.
subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an TF Material Adverse Effect;

vi.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.	make or commit to make any material capital expenditures;

ix.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xiii.	make any material loan, advance or capital contribution to or investment in any person;

xiv.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.	settle, release or forgive any claim or litigation or waive any right;

xvi.	commit itself to do any of the foregoing.

b.	From and after the date of this Agreement, Global Pharma will:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.
file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

3.	continue to conduct its business in the ordinary course consistent with past practices;

4.	keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

5.	continue to maintain existing business relationships with suppliers.

Section 4.2           Access to Properties and Records. Global Pharma shall afford  Top Flight’s accountants, counsel and authorized representatives, and Top flight shall afford to Global Pharma’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3            Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4            Consents and Approvals. The parties shall:

i.
use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

ii.
diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5           Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6           Stock Issuance. From and after the date of this Agreement until the Closing Date, neither Top Flight nor Global Pharma shall issue any additional shares of its capital stock.

Section 4.7           Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both Top Flight and Global Pharma may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by Top Flight with Global Pharma executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF GLOBAL PHARMA AND TSAI

The obligations of Global Pharma and Tsai to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both Global Pharma and Tsai in their sole discretion:

Section 5.1           Representations and Warranties of Top Flight. All representations and warranties made by Top Flight in this Agreement shall be true and correct on and as of the Closing Date as if again made by Top Flight as of such date.

Section 5.2           Agreements and Covenants. Top Flight shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3           Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4           No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Top Flight shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5           Other Closing Documents. Global Pharma shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Top Flight or in furtherance of the transactions contemplated by this Agreement as Global Pharma or its counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF TOP FLIGHT

The obligations of Top Flight to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Top Flight in its sole discretion:

Section 6.1           Representations and Warranties of Global Pharma. All representations and warranties made by Global Pharma in this Agreement shall be true and correct on and as of the Closing Date as if again made by Global Pharma on and as of such date.

Section 6.2           Agreements and Covenants. Global Pharma shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3           Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4           No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Global Pharma, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5.           Other Closing Documents. Top Flight shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of  Global Pharma or in furtherance of the transactions contemplated by this Agreement as Top Flight or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.1       Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a.            By the mutual written consent of Tsai, Global Pharma and Top Flight;

b.            ByTop Flight, upon a material breach of any representation, warranty, covenant or agreement on the part of Global Pharma or Tsai set forth in this Agreement, or if any representation or warranty of Global Pharma or Tsai shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (an "GP Breach"), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c.             By Global Pharma , upon a material breach of any representation, warranty, covenant or agreement on the part of Top Flight set forth in this Agreement, or, if any representation or warranty of Top Flight shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "TF  Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

d.             By either Top Flight or Global Pharma, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either Top Flight or Global Pharma, if the Closing shall not have been consummated as a result of Top Flight or Global Pharma having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e.             By either Global Pharma or Top Flight if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2            Procedure Upon Termination. In the event of termination and abandonment of this Agreement by Top Flight or Global Pharma pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

POST-CLOSING AGREEMENTS

Section 8.1            Consistency in Reporting. Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1            Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.9, 3.8 and 8.2. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2            Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3            Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4            Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Global Pharma or Tsai, to:
Room 2404 Yin Kwong House (Block A),
Yin Lai Court,
Kowloon, Hong Kong

If to Top Flight, to:

Top Flight Gambirds, Inc.
25/F New World Center,
No. 6009 Yitian Road,
Futian District, Shenzhen,
People’s Republic of China 518026

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6            Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8            Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10          Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12          Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TOP FLIGHT GAMEBIRDS, INC.

By:	/s/ Yunlu Yin
Yunlu Yin
Title: Chief Executive Officer

GLOBAL PHARMA ENTERPRISE GROUP LIMITED

By:	/s/ Mei Li Tsai
Mei Li Tsai
Title: Chief Executive Officer

MEI LI TSAI

By:	/s/ Mei Li Tsai